April 26, 2013

The pace of change at the Bank has seemingly accelerated lately and I am writing on behalf of TCC's Board of Directors and Management to share our perspective on current events and to inform you of future plans for our organization.

First, thank you to all of TCC's loyal shareholders.  We appreciate your support, loyalty and commitment.  We especially thank the employees of the Bank who, through the Employee Stock Ownership Plan, own the largest aggregated portion of TCC shares.

For the reasons detailed below, TCC's Annual Shareholder Meeting is likely to be held later this year than usual.  You will receive proxy materials and information at least 40 days ahead of time and we will announce the date of the meeting as soon as possible so that you may make plans to attend.  We look forward to seeing you there.

As you know, the Bank has operated under a Formal Agreement with the Office of the Comptroller of the Currency since last November 30th.  The Company has identified certain deficiencies in our processes that we have determined to be material weaknesses in our internal controls over financial reporting.  The weaknesses identified include the recognition and downgrading of certain credits, the timing of such recognition and the allocation of required additional allowance for loan losses related to these credits.  As a result, TCC has been engaged in restating its 2011 financial statements and recently determined that it must also restate its 2010 financial statements for the same reasons.  Because the financial statements for 2012 rely on the previous years' numbers, the 10-K Annual Report for 2012 has been delayed.   The annual reports for 2010, 2011 and 2012 will, of necessity, be delayed or refiled for the same reasons. Quarterly reports for 2011 and 2012 are in the process of being restated and the quarterly reports for 2010 are being evaluated for potential restatement.  We are moving with all deliberate speed to arrive at statements that accurately reflect TCC's financial condition.  Although we believe that the restatements will be completed within the next few months, we cannot tell you exactly when TCC's restated financial statements will be available.

Paying dividends to common shareholders is, of course, a very high priority for TCC.  Subject to regulatory approval, we anticipate that we will resume paying dividends on our common stock as soon as we can ensure that the Bank's regulatory issues have been addressed, our restatements are completed and we determine that our future capital requirements are sufficient.  While we are working diligently, we are unable to provide an exact timeline as to when they will be resolved.

When Bill Enloe retired in February, the Board began a nationwide search for a new Chief Executive Officer.  Steve Wells continues as President of the Bank and Secretary of TCC and, as Principal Executive Officer of TCC, shoulders additional duties and responsibilities as necessary until a new Chief Executive Officer is hired.  The Board thanks him for taking on this additional role.  The Bank's employees have risen to this challenge and I hope that when you see them in the Bank or around town you will add your thanks to ours.

We believe that Los Alamos National Bank's business fundamentals are strong, and we are well positioned as the largest independent community bank in New Mexico. We are confident that economic conditions in our State will continue to improve as will the outlook for bank performance, and we will be afforded significant opportunities going forward.  While financial and regulatory issues present a challenge, the Board of Directors, with the full engagement of Management, is working to remedy any deficiencies that have been identified, to complete the financial restatement process, and to make every effort to resume dividend payments to common shareholders as soon as reasonably possible.

Please contact me (by phone at (505) 661-4498 or by email at JerryK@lanb.com), any Board member or Steve Wells (by phone at (505) 662-1021 or by email at SteveW@lanb.com) should you have questions or concerns that we can address.

Regards and warmest best wishes,

/s/ Jerry Kindsfather
Chair of the Board, Trinity Capital Corporation